As filed with the Securities and Exchange Commission on March 25, 2024

Registration No. 333-221945

Registration No. 333-257167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-221945

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-257167
UNDER
THE SECURITIES ACT OF 1933

CURO GROUP HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

DELAWARE	90-0934597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 W Hubbard Street, 8th Floor

Chicago, Illinois 60654

(312) 470-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CURO Group Holdings Corp. 2017 Incentive Plan

CURO Group Holdings Corp. Employee Stock Purchase Plan

CURO Group Holdings Corp. 2010 Equity Incentive Plan

(Full titles of the plans)

Rebecca R. Fox

Chief Legal and Administrative Officer

200 W Hubbard Street, 8th Floor

Chicago, Illinois 60654

(312) 470-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Stephen B. Kuhn

Rosa A. Testani

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, 45th Floor

New York, NY 10036

United States

(212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐Accelerated filer

☒ Non-accelerated filer	☒Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by CURO Group Holdings Corp. (the “Company”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

•	Registration Statement No. 333-221945, registering (i) 1,977,480 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company reserved for issuance upon the exercise of outstanding stock options granted pursuant to the CURO Group Holdings Corp. (f/k/a Speedy Cash Holdings Corp.) 2010 Equity Incentive Plan (the “2010 EIP”); (ii) 5,000,000 shares of Common Stock representing 1,516,241 shares reserved for issuance pursuant to restricted stock unit awards outstanding pursuant to the Company’s 2017 Incentive Plan (the “2017 Incentive Plan”) as of the date of Registration Statement No. 333-221945 and 3,483,759 shares of Common Stock reserved for future issuance pursuant to the 2017 Incentive Plan as of the date of Registration Statement No. 333-221945; and (iii) 2,500,000 shares of Common Stock reserved for future issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) as of the date of Registration Statement No. 333-221945.

•	Registration Statement No. 333-257167, registering 4,000,000 shares of Common Stock reserved for issuance under the 2017 Incentive Plan.

As previously disclosed on March 24, 2024, the Company and certain of its direct and indirect subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas.

As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered under the Registration Statements which remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments any and all such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2024.

CURO GROUP HOLDINGS CORP.

By:	/s/ Rebecca R. Fox
Name: Rebecca R. Fox
Title: Chief Legal and Administrative Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.